Exhibit B

                            MARBEL ENERGY CORPORATION
                      TWELVE MONTHS ENDED DECEMBER 31, 2002
                                 (IN THOUSANDS)
                             FINANCIAL DATA SCHEDULE


    ITEM NOS.              CAPTION HEADING
    ---------              ---------------
       1                    Total Assets                $ 199,976

       2                    Total Operating Revenues    $   8,754

       3                    Net Income                  $   9,280